Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF

SERIES C-11 CONVERTIBLE PREFERRED STOCK; SERIES C-21 CONVERTIBLE PREFERRED STOCK; SERIES D-11 CONVERTIBLE PREFERRED STOCK AND SERIES D-21 CONVERTIBLE PREFERRED STOCK

OF

LA JOLLA PHARMACEUTICAL COMPANY

(Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware)

La Jolla Pharmaceutical Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Corporation, as theretofore amended, the Board of Directors of the Corporation, by resolution duly adopted, authorized the issuance of four series of Preferred Stock: 11,000 shares of Series C-11 Convertible Preferred Stock, 22,000 shares of Series C-21 Convertible Preferred Stock, 5,134 shares of Series D-11 Convertible Preferred Stock and 10,868 shares of Series D-21 Convertible Preferred Stock (collectively, the “Preferred Stock”), par value $0.0001 per share and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on March 30, 2011, filed a Certificate of Designation with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware.

2. That no shares of said Preferred Stock are outstanding and no shares thereof will be issued hereafter subject to said Certificate of Designation.

3. That the Board of Directors of the Corporation has adopted the following resolutions:

RESOLVED, that the Corporation is hereby authorized to exchange each share of Series C-11 Convertible Preferred Stock, par value $0.0001 per share (“Series C-11 Shares”), including fractional shares, for an equal number of shares of Series C-11 Shares.

RESOLVED, that the President, Secretary and any Vice President of the Corporation then in office (the “Authorized Officers”), are, and each of them acting singly is, authorized, in the name and on behalf of the Corporation, to execute a Certificate of Elimination of Series C-11 Convertible Preferred Stock, Series C-21 Convertible Preferred Stock, Series D-11 Convertible Preferred Stock and Series D-21

Convertible Preferred Stock (the “Certificate of Elimination”), with such execution and delivery being conclusive evidence of the approval of the terms and provisions of the Certificate of Elimination by this Board of Directors, and to file such Certificate of Elimination with the Secretary of State of the State of Delaware following the foregoing exchange of shares. That, accordingly, all matters set forth in the Certificate of Designation with respect to the Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

IN WITNESS WHEREOF, La Jolla Pharmaceutical Company has caused this Certificate to be executed by its duly authorized officer on this 16th day of February, 2012.

LA JOLLA PHARMACEUTICAL COMPANY
By: /s/ George F. Tidmarsh
Name: George F. Tidmarsh, M.D., Ph.D.
Title: President, Chief Executive Officer & Secretary